INVESTMENT AGREEMENT

This Investment Agreement (this “Agreement”) is made and entered into as of August 24, 2007, by and among ENTLIAN CORPORATION, a Korean corporation (the “Company”), CJ MEDIA Inc., a Korean corporation (“CJM”) and PROELITE, INC., a New Jersey corporation registered in the United States of America (“PE”, together with the Company and CJM, the “Parties”), with reference to the following facts:

A. The Company is engaged primarily in the business of promoting and producing mixed martial arts or MMA events, providing MMA services and producing MMA products as set forth in Schedule A to this Agreement (the “Business”), using the MMA brands, SpiritMC, Spirit Market Challenge and InterLeague (collectively, “SMC”).

B. Kwang Hyun Park (“KP”) is the current president of the Company and owns approximately 85% of the outstanding capital stock of the Company.

C. CJM and the Company previously entered into those certain bond warrant agreements on August 25, 2006 (the “BW Agreement”), attached hereto as Exhibit A, pursuant to which CJM has advanced to the Company to date KRW 1,000,000,000 (the “Initial CJM Investment”) and agreed to provide a certain amount of additional funds to the Company.

D. CJM and the Company desire to revise the terms of the BW agreement pursuant to the terms of this Agreement.

E. PE provides certain MMA products and services through its two operating subsidiaries: ProElite.com, an online community providing content and tools for martial arts enthusiasts, and EliteXC Live, a mixed martial arts live events production company.

F. PE desires to purchase, and the Company desires to sell shares of the Company’s capital stock.

Based upon the foregoing, and in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

Investment in the Company by PE

1.1. Transaction; Purchase Price; Form of Payment. Upon the terms and subject to the conditions contained in this Agreement, on or before August 24, 2007 (the “Closing”), the Company will sell to PE, and PE will purchase from the Company, upon the terms and conditions hereinafter set forth 133,333 shares of the capital stock of the Company (“ENT Shares”) at an aggregate purchase price equal to US$2,000,000 (the “PE Investment”), which shall be composed of the following:

1.1.1. US$1,000,000 in cash (the “PE Cash”); and

1.1.2. 100,000 restricted shares of common stock of PE, at US$10.00 per share (each a “PE Share” and collectively, the “PE Shares”), provided, however, that, if on the date that the Lock-up Period (as defined below) expires, the Market Price of the PE Shares is less than $10 per Share (adjusted for stock splits, stock recapitalizations, etc.), then PE shall issue such additional PE Shares (up to a maximum of 100,000 additional shares) so that the Company would have received PE Shares with a Market Value of $1,000,000. As used herein, “Market Value” shall mean the average of the last reported sale prices for the five trading days immediately prior to the date of determination.

The PE Cash shall be wired or deposited into a Korean bank account, which shall be designated by the Company. The PE Shares shall be delivered to the Company.

1.2. Interest in the Company. The ENT Shares shall represent no less than approximately 30% of the outstanding capital stock of the Company after giving effect to the transactions contemplated in this Agreement and in other ancillary documents referred to herein (the “Transactions”) and the conversion of the CJM Investment into ENT Shares in January 2010 (the “Conversion”). Attached as Schedule 1.2 is a projected capitalization table.

1.3. Employment Agreement. Effective as of the Closing, the Company shall enter into an employment agreement with KP for a period ending December 31, 2010, substantially in the form set forth in Exhibit B to this Agreement, pursuant to which KP shall serve as the President and Chief Executive Officer of the Company.

ARTICLE II
Investment in the Company by CJM

2.1. Transaction; Purchase Price; Form of Payment. The Company will sell to CJM, and CJM will purchase from the Company, upon the terms and conditions hereinafter set forth, an aggregate of 166,667 shares of the Company’s common stock (the “CJM Shares”), at an aggregate purchase price equal to KRW2,000,000,000 in cash as follows:

2.1.1. BW Agreement. Under the terms of the BW Agreement, CJM is currently committed to invest KRW2,000,000,000 in the Company in total.

(1) CJM has already made the Initial CJM Investment

(2) Pursuant to the BW Agreement, CJM shall advance to the Company an additional KRW500,000,000 on or before June 30, 2008 and an additional KRW500,000,000 on or before December 31, 2008 (collectively, the “Second CJM Investment”).

2.2. Conversion of Investment. Subject to Article IV herein, on or before January 1, 2010, CJM shall convert (the “Conversion”) the Initial CJM Investment and the Second CJM Investment (plus all accrued interest thereon) into the CJM Shares. Upon the Conversion, the BW Agreement shall be terminated and the Company shall have no further obligations thereunder, with the understanding that the obligations of CJM shall continue.

ARTICLE III
Valuation of Investment; the Exchange Rates.

3.1. Valuation of ENT Shares.

3.1.1. The CJM Investment shall result in the following number of shares of capital stock in the Company:

(1) 100,000 ENT Shares for the aggregate purchase price of KRW1,000,000,000, based on a per share price of KRW10,000;

(2) 66,667 ENT Shares for the aggregate purchase price of KRW1,000,000,000 injected from CJM shall have a per share conversion rate valued at KRW15,000 per share.

3.1.2. The PE Investment shall result in 133,333 ENT Shares, based on a per share price of KRW15,000 per share, in accordance with Section 3.2 below.

3.2. US Dollar Exchange Rate

3.2.1. For purposes of the transactions contemplated in this Agreement, and subject to Subsections 3.2.2 and 3.2.3 below, the PE Investment shall be equal to approximately KRW2,000,000,000.

3.2.2. Notwithstanding any fluctuations of the US dollar and Korean won exchange rate, PE shall have no less than a 30% equity interest (percentage of ownership) in the Company as of the date of the Conversion (assuming no further equity investment in the Company).

3.2.3. Subject to Subsection 3.2.2 above, the PE Investment shall be converted to the Korean Won based on the then current exchange rate of the date of the cable or wire transfer of the PE Investment. The Parties acknowledge, understand and recognize the risk of possible equity interest (percentage of ownership) changes caused by any fluctuations of the US dollar exchange rate and hereby agree and accept such changes, if any.

ARTICLE IV
BW Agreements

In the event that PE materially fails to perform and carry out its obligations in accordance with the terms and conditions of this Agreement, the BW Agreements shall continue to remain in full force and effect.

ARTICLE V
Due Diligence

5.1. The Company, its subsidiaries and executives shall accord PE, its accountants and lawyers, with full access to any and all required personnel and materials for due diligence purposes from the Company or any of its subsidiaries. For the avoidance of doubt, this shall include all fighter agreements, venue contracts, financials statements and bank account statements, business plans, TV exhibition and distribution contracts, video distribution contracts, advertiser and sponsorship contracts (the “Assets”).

5.2. The Parties hereto covenant and agree as follows:

5.2.1. Business Examinations. PE shall be entitled, through its employees and representatives, to make such investigations and examinations of the Assets and the books and records of the Company as PE may request for the purpose of familiarizing the Company with the Assets. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances. No investigation by PE shall, however, diminish or obviate in any way, or affect PE’s right to rely upon, any of the representations, warranties, covenants or agreements of the Company contained in this Agreement.

5.2.2. Cooperation; Consents. Prior to Closing, each party shall cooperate with each other to the end that the parties shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, any and all federal, state, local or foreign government, authority, instrumentality, department, commission, board, bureau, agency, official, court or other tribunal (each an “Authority”, collectively, the “Authorities”) and any individual, corporation, association, limited liability company, partnership, joint venture or other entity or organization of any kind or Authorities (each a “Person” and collectively, “Persons”) the consent or approval of which, or a license or permit from which, is required for the consummation of the transactions contemplated herein and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations. The parties shall also use their respective best efforts to expedite the review process and to obtain all such necessary consents, approvals, licenses and permits as promptly as practicable. To the extent permitted by applicable all constitutions, laws, statutes, principles of common law, rules, regulations, resolutions, ordinances, codes, edicts, decrees and orders promulgated, implemented or otherwise put into effect by or under the authority of any Authority (“Laws”), the parties shall request that each Authority or other Person whose review, consent or approval is requested treat as confidential all information which is submitted to it. Each of the parties shall bear its own costs and expenses incurred or fees paid to Authorities to obtain any governmental approvals and contractual consents. Each Party shall bear its own costs and expenses (including fees paid to authorities) incurred to obtain such consents, approvals, licenses or permits.

ARTICLE VI
Representations and Warranties by the Company and KP

Each of the Company and KP, jointly and severally, hereby represents and warrants to PE, as of the date hereof, as follows, except as set forth on the Disclosure Schedules; provided, however, that no exception to any representation or warranty disclosed on one schedule of the Disclosure Schedules shall constitute an exception to any other representation or warranty made in this Agreement unless the substance of such exception is disclosed on each such other applicable schedule or a specific cross-reference to a disclosure on another schedule is made:

6.1. Organization, Qualification and Power. Such Party (if an entity) is an entity duly organized or incorporated, as applicable, validly existing, and in good standing under the Laws of the Republic of Korea. The shareholders listed in Schedule 6.1 are the only holders of equity interest in the Company and own 100% of the ENT Shares. The Company has all power and authority to carry on its business as presently conducted. The Company is duly licensed or qualified to transact business and is in good standing to transact business in each jurisdiction in which the conduct of its business requires such licensing or qualification.

6.2. Authority, Enforceability, No Violation, Consents, Etc.

6.2.1. Authority. The Company has full power and authority (including full corporate, company, trust, or other entity power and authority) to execute and deliver this Agreement and the other Documents to which it is or will become party and to consummate the Transactions and perform its obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of such Party, enforceable in accordance with its terms and conditions. Upon the execution and delivery of each of the other Documents at the Closing, each of such other Documents to which such Party is a party will constitute the legal, valid, and binding obligation of such Party and will be enforceable against such Party in accordance with its terms and conditions, except to the extent that such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar Law relating to creditors’ rights generally and to general principles of equity. The execution, delivery, and performance of this Agreement, the BW Agreement, the Lock-Up Agreement and the Employment Agreement (the “Documents”), and all other agreements contemplated hereby or thereby have been duly authorized by such Party.

6.2.2. No Violation. Except as set forth on Schedule 6.2.2, neither the execution or delivery by any Party of any of the Documents to which such Party is or will be a party, the consummation by such Party of the Transactions, nor the performance by such Party of such Party’s obligations hereunder and thereunder will (i) violate any provision of the documented or undocumented charter document of the Company; (ii) violate any Law or order, in each case, applicable to such Party or such Party’s assets, properties or rights; (iii) violate, or give any Authority the right to revoke, suspend, cancel, terminate, or modify, any authorization by any Authority that is held by such Party or that otherwise is applicable to such Party or such Party’s assets, properties or rights, (iv) result in the imposition of any encumbrance upon or with respect to any asset owned or used by such Party, or (v) violate, result in a breach of or constitute (with notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, rebate, chargeback or acceleration under, or a right to a penalty, premium or change in delivery schedule under, any of the terms of, any material contract to which such Party is a party or by which such Party or any of their respective properties or assets may be bound or affected.

6.2.3. Consents. Except as set forth on Schedule 6.2.3, no filing with, and no permit, authorization, consent or approval of, any Person is necessary for such Party’s execution and delivery of the Documents, the consummation by such Party of the Transactions or such Party’s performance of its obligations hereunder or thereunder.

6.3. Capitalization.

6.3.1. Ownership. Except as set forth on Schedule 6.3.1, no Person owns or holds any equity interest (or any right to acquire or security interest convertible or exchangeable into any equity interest) in the Company.

6.3.2. Authorized Capital. The authorized capital stock of the Company consists of 200,000 shares of common stock, of which 244,933 shares will outstanding immediately after the Closing as contemplated herein. The ENT Shares have been duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive right of stockholders.

6.4. Litigation. Except as set forth in Schedule 6.4, there is no litigation pending or, to the knowledge of either of the Company and KP, threatened relating to the Company.

6.5. Intellectual Property. As of the date hereof to the knowledge of the Company and KP:

6.5.1. all Intellectual Property within the Business are valid and in full force and effect;

6.5.2. there are no pending claims, actions, or other adversary proceedings, disputes or disagreements involving the Company concerning any item of its Intellectual Property, and, to the actual knowledge of the Company and KP, no such action, proceeding, dispute or disagreement is threatened.

6.5.3. “Intellectual Property” means all (a) U.S., Korean and other foreign patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, (b) U.S., Korean and other foreign trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, and the goodwill associated therewith and registrations and applications for registration thereof, (c) U.S. and foreign copyrights and rights under copyrights, including moral rights, whether or not registered, and registrations and applications for registration thereof, (d) U.S. and foreign mask work rights and registrations and applications for registration thereof, (e) Trade Secrets, (f) all domain name registrations, (g) any other inventions (whether or not patentable) or know-how and all improvements thereto and (h) all other works of authorship (whether or not copyrightable).

6.5.4. “Trade Secrets” means all trade secrets and confidential business information (including ideas, formulas, compositions, know-how, research and development information, software, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans marketing mailing and e-mail lists, and customer and supplier mailing and e-mail lists and information).

6.6. Investment Representation. The Company is and will be acquiring the PE Shares for investment purposes only and not with a view to distribution.

ARTICLE VII
Representations and Warranties of CJM

CJM hereby represents and warrants to PE, as of the date hereof, as follows, except as set forth on the Disclosure Schedules; provided, however, that no exception to any representation or warranty disclosed on one schedule of the Disclosure Schedules shall constitute an exception to any other representation or warranty made in this Agreement unless the substance of such exception is disclosed on each such other applicable schedule or a specific cross-reference to a disclosure on another schedule is made:

7.1. Organization, Qualification and Power. CJM is an entity duly organized or incorporated, as applicable, validly existing, and in good standing under the Laws of the Republic of Korea. CJM has all power and authority to carry on its business as presently conducted. CJM is duly licensed or qualified to transact business and is in good standing to transact business in each jurisdiction in which the conduct of its business requires such licensing or qualification.

7.2. Authority, Enforceability, No Violation, Consents, Etc.

7.2.1. Authority. CJM has full power and authority (including full corporate, company, trust, or other entity power and authority) to execute and deliver this Agreement and the other Documents to which it is or will become party and to consummate the Transactions and perform its obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of CJM, enforceable in accordance with its terms and conditions. Upon the execution and delivery of each of the other Documents at the Closing, each of such other Documents to which CJM is a party will constitute the legal, valid, and binding obligation of CJM and will be enforceable against CJM in accordance with its terms and conditions, except to the extent that such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar Law relating to creditors’ rights generally and to general principles of equity. The execution, delivery, and performance of this Agreement, the Documents, and all other agreements contemplated hereby or thereby have been duly authorized by such Party.

7.2.2. No Violation. Except as set forth on Schedule 7.2.2, neither the execution or delivery by CJM of any of the Documents to which CJM is or will be a party, the consummation by CJM of the Transactions, nor the performance by CJM of CJM’s obligations hereunder and thereunder will (i) violate any provision of the documented or undocumented charter document of CJM; (ii) violate any Law or order, in each case, applicable to CJM; (iii) violate, or give any Authority the right to revoke, suspend, cancel, terminate, or modify, any authorization by any Authority that is held by CJM or that otherwise is applicable to CJM or CJM’s assets, properties or rights; (iv) result in the imposition of any encumbrance upon or with respect to any asset owned or used by CJM; or (v) violate, result in a breach of or constitute (with notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, rebate, chargeback or acceleration under, or a right to a penalty, premium or change in delivery schedule under, any of the terms of, any material contract to which CJM is a party or by which CJM or any of their respective properties or assets may be bound or affected.

7.2.3. Consents. Except as set forth on Schedule 7.2.3, no filing with, and no permit, authorization, consent or approval of, any Person is necessary for CJM’s execution and delivery of the Documents, the consummation by CJM of the Transactions or CJM’s performance of its obligations hereunder or thereunder.

ARTICLE VIII
Representations and Warranties of PE

PE represents and warrants to the Company as follows:

8.1. Due Incorporation. PE is a corporation in good standing under the applicable Laws of the state of California, United States and is duly organized, validly existing and in good standing under the applicable Laws of the state of New Jersey, United States.

8.2. Authority to Execute and Perform Agreements. PE has all requisite power, authority and approval required to enter into, execute and deliver this Agreement and the other Documents and to perform fully their respective obligations hereunder and thereunder.

8.3. Due Authorization; Enforceability. PE has taken all actions necessary to enter into and perform its obligations under this Agreement including the issuance of the PE Shares and all other Documents and to consummate the transactions contemplated herein and therein. This Agreement has been duly and validly executed by PE and (assuming the due authorization, execution and delivery by the Company, CJM and KP) constitutes the legal, valid and binding obligations of Purchaser and Parent enforceable in accordance with its terms.

8.4. Capitalization. The authorized capital stock of PE consists of (i) 250,000,000 shares of common stock, par value $0.0001, of which 46,242,619 shares are outstanding as of the date of this Agreement and (ii) 20,000,000 shares of preferred stock, par value $0.001 per share, none of which are outstanding. The PE Shares have been duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive right of stockholders.

8.5 No Violation  Except as set forth on Schedule 8.5. neither the execution or delivery by PE of any of the Documents to which PE is or will be a party, the consummation by PE of the Transactions, nor the performance by PE of PE’s obligations hereunder and thereunder will (i) violate any provision of the documented or undocumented charter document of PE; (ii) violate any Law or order, in each case, applicable to PE; (iii) violate, or give any Authority the right to revoke, suspend, cancel, terminate, or modify, any authorization by any Authority that is held by PE or that otherwise is applicable to PE or PE’s assets, properties or rights; (iv) result in the imposition of any encumbrance upon or with respect to any asset owned or used by PE; or (v) violate, result in a breach of or constitute (with notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, rebate, chargeback or acceleration under, or a right to a penalty, premium or change in delivery schedule under, any of the terms of, any material contract to which PE is a party or by which PE or any of their respective properties or assets may be bound or affected.

8.6 Consents. Except as set forth on Schedule 8.6, no filing with, and no permit, authorization, consent or approval of, any Person is necessary for PE’s execution and delivery of the Documents, the consummation by PE of the Transactions or PE’s performance of its obligations hereunder or thereunder.

ARTICLE IX
Covenants

9.1. Pre-Closing Covenants.

9.1.1. Number of Authorized Shares. The number of authorized shares of capital stock of the Company shall be increased to 500,000 shares of capital stock prior to the Closing.

9.2. Post-Closing Covenants.

9.2.1. Lock-up. The PE Shares shall not be sold, transferred, assigned, pledged or hypothecated, nor shall any of the PE Shares be subject to any hedging, short sale, derivative, put, or call transactions that would result in the effective economic disposition of such PE Shares for a period ending on the 18-month anniversary of the effective date of a registration statement on Form SB-2 that PE plans to file with the United States Securities and Exchange Commission on or before August 24, 2007 (the “Lock-Up Period”). The form of the Lock-Up Agreement is attached hereto as Exhibit C.

9.2.2. Board Representation. PE shall have a minimum of one seat on the board of directors of the Company at all times, and shall always have no less than the same board representation as CJM and KP at any given time.

9.2.3. Use of Proceeds from PE Investment. The PE Investment shall be used to fund the Business, including SMC operating costs, marketing and fight promotion expenditures.

9.2.4. International Programming Distribution. PE shall have the exclusive right to exploit all SMC content in the Company’s library in the United States of America, as listed in Schedule 9.2 (“SMC Content”). However, PE shall not assign its right to exploit all SMC Content without prior written consent from the Company. The Company shall have the exclusive right to exploit all SMC Content. Both PE and CJM shall equally share worldwide distribution rights of all SMC Content outside of both the United States and the Republic of Korea, provided that: (1) PE or the CJM, as the case may be, gives notice to the Company or PE of any potential deal, transaction or opportunity to the other Party, and (2) such potential deal, transaction or opportunity is approved by the Company’s management.

(1) PE shall receive a distribution fee equal to 30% of the gross proceeds from such licensing of any and all distribution services it provides. All expenses relating to the sales of such programming shall be at PE’s expense.

(2) PE shall have the right to stream all SMC live events, (“Streaming Rights”) and the proceeds shall be divided equally between PE and the Company, net of any costs and expenses incurred by PE. Any exercising of Streaming Rights shall employ such reasonable technological and physical security measures designed to ensure that the SMC live events is made available only to such viewers who have been specifically authorized to receive the SMC events and who are located within the territory of United States.  Without limiting the generality of the foregoing, at all times, all commercially reasonable and current technologies and methods with respect to geofiltering, encryption, and digital rights management, designed to prevent any unauthorized copying, access, distribution, streaming, or downloading of the Picture shall be employed when exercising Streaming Rights.  For the avoidance of doubt, the above shall also apply to PE’s exploitation of Streaming Rights outside the United States.

(3) PE shall keep books of account relating to its exploitation of SMA Content. The Company may, at its own discretion, audit the applicable records at the place where PE maintains the same in order to verify any earning statements provided by PE, provided that the Company provide reasonable advance notice in accordance with Section 11.2 below

9.2.5. Promotional Rights. PE shall receive unlimited access and usage for promotional purposes at no cost to PE to the SMC library of all existing and future programming and content. No license fees shall be payable to the Company, KP or CJM by PE if such library content are used for the purpose of promoting MMA events produced by either PE or the Company.

9.2.6. Signage Rights and Marketing Recognition. PE shall have signage rights and marketing recognition at MMA events promoted by SMC, including but not limited to prominent banner presence, logo positioning on the ring mat and ring posts and event program and in arena video promotion branding through interstitials and promos. Such signage rights and marketing recognition shall be on par with other recognized sponsors at such MMA events.

9.2.7. Anti-Dilution. The Company shall not issue any additional ENT Shares without (i) the approval by holders of at least 50% of the then outstanding ENT Shares and (ii) the majority approval of its board of directors as to both the number of additional ENT Shares to be issued and the share price, subject to the following conditions:

(1) The share price shall be greater than KRW15,000 per ENT Share (“Minimum Price”), unless a share price at or below the Minimum Price is approved by each of KP, CJM and PE.

(2) Each Party shall have the right to purchase its pro rata share of such additional ENT Shares (“Additional Shares”), which shall be a number equal to the product obtained by multiplying (x) the number of Additional Shares by (y) a fraction, (i) the numerator of which shall be the number of ENT Shares held by such Party on the date the Company issues a notice which details its intention to issue additional ENT Shares, the total number of ENT Shares proposed to be issued and the bona fide cash price or, in reasonable detail, other consideration for which the Company proposes to issue such ENT Shares, and (ii) the denominator of which shall be the number of ENT Shares outstanding prior to the issuance of such Additional Shares. In the event that one of the Parties declines to exercise its right of first refusal, the remaining two Parties shall each have the right to purchase 50% of such declining Party’s pro rata share of the Additional Shares.

(3) In the event the Company wishes to raise additional capital through the issuance of additional ENT Shares prior to January 1, 2010 at 12:01 A.M., Republic of Korea time, the Company shall first receive prior written approval of all Parties to this Agreement, provided that CJM shall not unreasonably withhold its approval.

9.2.8. Shares owned by KP. In the event that KP offers any of his shares of capital stock of the Company (the “KP Shares”) for sale, assignment, encumbrance, pledge, gift, conveyance in trust, transfer by bequest, devise or descent, or other transfer of disposition of any kind (“Transfer”), KP shall send a notice of such Transfer to PE and CJM, and PE and CJM shall have the right to purchase all or any part of the KP Shares offered for Transfer, provided that such right between PE and CJM shall be on a pro rata basis based on each Party’s equity interest in the Company, assuming full Conversion of the CJM Shares.

ARTICLE X
Closing Conditions

10.1. Conditions to the Company’s Obligations to Close. The obligations of the Seller to consummate the transactions provided for hereby are subject to the satisfaction, before or on the date of the Closing (the “Closing Date”), of each of the conditions set forth below in this Section 10.1, any of which may be waived by Seller.

10.1.1. Representations, Warranties and Covenants. (i) All representations and warranties of PE contained in this Agreement, shall be true and correct at and as of the Closing Date, and (ii) PE shall have performed and satisfied all agreements and covenants, required hereby to be performed by it before or on the Closing Date.

10.1.2. No Actions or Court Orders. There shall not be any court decision, order or injunction by any court or other governmental body that makes the purchase and sale of the PE Shares contemplated hereby illegal or otherwise prohibited.

10.1.3. Ancillary Agreements. PE shall have executed and delivered all agreements contemplated hereunder to which the PE is a party.

10.1.4. Closing Deliverables. PE shall have delivered, or caused to be delivered, to the Company those items set forth in Sections 1.1 and 1.4 hereof.

10.2. Conditions to PE’s Obligations to Close. The obligations of PE to consummate the transactions provided for hereby are subject to the satisfaction, before or on the Closing Date, of each of the conditions set forth below in this Section 10.2, any of which may be waived by PE.

10.2.1. Representations, Warranties and Covenants. (i) All representations and warranties of KP and the Company contained in this Agreement, shall be true and correct at and as of the Agreement Date and at and as of the Closing Date, and (ii) KP and the Company shall have performed and satisfied all agreements and covenants, required hereby to be performed by it before or on the Closing Date.

10.2.2. No Actions or Court Orders. No action by any governmental body or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to damage the PE, or the Company if the transactions contemplated hereby are consummated. There shall not be any regulation or court order that makes the purchase and sale of the ENT Shares contemplated hereby illegal or otherwise prohibited.

10.2.3. Ancillary Agreements. KP and the Company shall have executed and delivered all agreements contemplated hereunder to which it is a party.

10.2.4. Consents. All permits, consents, approvals and waivers from any entity shall have been obtained, except to the extent that the failure to obtain such permits, consents, approvals and waivers could not reasonably be expected to materially damage the PE after the Closing.

10.2.5. No Material Adverse Change. There shall have been no material adverse change to the business of the Company.

10.2.6. Closing Deliverables. The Seller shall have delivered, or caused to be delivered, to the PE those items set forth in Section 1.3 and Article II hereof.

10.2.7. Due Diligence Confirmation. PE has confirmed to its reasonable satisfaction due diligence of the Company.

ARTICLE XI
Miscellaneous

11.1. Indemnification. The parties shall indemnify and hold harmless the other party and its subsidiaries and their respective officers and directors from and against all claims resulting from or arising out of (i) any inaccuracy in or breach of any of the representation or warranties of the party (ii) any breach or nonfulfilment of any covenants or agreements by the party and (iii) any liability or obligation of the party herein.

11.2. Notices

11.3. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or received by telegraphic or other electronic means (including facsimile, telecopy, telex, and e-mail) with confirmation of transmission by the transmitting equipment or when delivered by overnight courier, or if mailed, five days after being deposited in the United States mail, certified or registered mail, first-class postage prepaid, return receipt requested, to the parties at the addresses or facsimile numbers set forth on Appendix A hereto. Any party from time to time may change its physical address, e-mail address, or facsimile number for the purpose of receipt of notices to that party hereunder by giving notice specifying a new physical address, e-mail address, or facsimile number to the other Persons listed on Appendix A in accordance with the provisions of this Section 11.2, which will not constitute an amendment under Section 11.9.

11.4. Confidentiality. The Parties shall not disclose this “Agreement” or the terms or existence of the proposed transaction except to their legal, tax and accounting advisors with a need to know such information. In the event that any Party is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any confidential information, such Party will notify the other Parites promptly of the request or requirement so that the notified Parties may seek an appropriate protective order or waive compliance with the provisions of this Section 11.3. If, in the absence of a protective order or the receipt of a waiver hereunder, such Party is, on the advice of counsel, compelled to disclose any confidential information to any tribunal or else stand liable for contempt, such Party may disclose the confidential information to the tribunal; provided, however, that the disclosing Party shall use his, her, or its reasonable best efforts to obtain, at the reasonable request of the other nondisclosing Parties, an order or other assurance that confidential treatment will be accorded to such portion of the confidential information required to be disclosed as the Party or Parties shall designate. The foregoing provisions shall not apply to any confidential information that is generally available to the public immediately prior to the time of disclosure unless such confidential information is so available due to the actions of any Party.

11.5. Severability. Any provision of this Agreement which may be prohibited by or otherwise held invalid shall be ineffective only to the extent of such prohibition or invalidity and shall not be invalidate or otherwise render ineffective any or all of the remaining provisions of this Agreement.

11.6. Entire Agreement. This Agreement and the Documents, set forth the entire agreement between among the Parties hereto, fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof, and no change in, modification of or addition, amendment or supplement to this Agreement shall be valid unless set forth in writing and signed and dated by both of the parties hereto subsequent to the execution of this Agreement.

11.7. Taxes. In the event any tax becomes due by reason of this Agreement, such tax shall be borne by the party upon whom such tax is imposed by applicable law.

11.8. Binding Effect. This Agreement and the respective rights and obligations of the parties hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns.

11.9. Modification. This Agreement may not be modified, amended, changed, discharged or terminated, except in writing signed by the party against whom enforcement of any such modification, amendment, change, discharge or termination is sought.

11.10. Headings. The section headings used in this Agreement are intended solely for convenience of reference and shall not in any way or manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions of this Agreement.

11.11. Dispute Resolution.

11.11.1. All controversies, claims and disputes arising out of or in connection with this Agreement shall be settled by mutual consultation between the parties in good faith as promptly as possible, but failing an amicable settlement, shall be settled exclusively by Seoul Central District Court.

11.11.2. This Agreement, the respective rights, obligations and remedies of the parties hereunder, the interpretation hereof, and all disputes, controversies and claims arising out of or related to this Agreement, shall be governed by and construed in accordance with the laws of Korea.

[Signature page follows]

IN WITNESS WHEREOF, each party agrees that it has the authority to enter into this Investment Agreement and accordingly the Parties have executed this Agreement as of this ___ day of August 2007.

ENTLIAN CORPORATION
By: /s/ Park Kwang Hyun Kwanghyun Park, President	By: /s/ Park Kwang Hyun Kwanghyun Park, an individual
PROELITE, INC.
By: /s/ William Kelly William Kelly, Chief Operating Officer

CJ MEDIA Inc. By: /s/ S.H. Kang S.H. Kang, Chief Executive Officer

SCHEDULE A

THE “BUSINESS”

The Company and SMC brands, trademarks and service marks;

Past, present and future the Company and SMC programming library and video assets in all forms of media;

Past, present and future the Company and SMC fighter and talent contracts;

Past, present and future the Company and SMC third-party media contracts;

All future the Company and SMC royalties and receivables;

Present and future the Company and SMC venue contracts and agreements;

All other future and present contracts and agreements associated with the Company and SMC.

EXHIBIT A

BW AGREEMENT

EXHIBIT B

EMPLOYMENT AGREEMENT WITH KWANG HYUN PARK

EXHIBIT C

FORM OF LOCK-UP AGREEMENT

August ___, 2007

ProElite, Inc.
12121 Wilshire Boulevard, Suite1001
Los Angeles, CA 90025
Attention: Chief Financial Officer

Gentlemen:

In connection with the issuance by ProElite, Inc. (the “Company”) of shares of its common stock, par value $0.0001 pursuant to that Investment Agreement dated as of August __, 2007 between the Company, Entlian Corporation (“ETN”), CJ Media Inc. (“CJM”) and Kwanghyun Park (“KP”), the undersigned hereby agree that, during the period beginning on the date hereof (the “Effective Date”) and ending on the date that is 18 months after the date the Company receives notification by the Securities and Exchange Commission that the registration statement required to be filed by the Company pursuant to that certain Registration Rights Agreement between the Company and the investors of the Company’s private placement offering on June 30, 2007 (the “Registration Statement”) has been declared effective (the “Lock-Up Period”), the undersigned will not: (1) sell, transfer, assign, pledge or hypothecate any Covered Securities or (2) subject the Covered Securities to any hedging, short sale, derivative, put, or call transactions that would result in the effective economic disposition of the Covered Securities by any person (the “Lock-Up”).

Notwithstanding the foregoing:

1. The Lock-Up shall not apply during the period that the sales price per share of common stock is at least $15.00, provided (A) the Registration Statement has been declared effective by the Securities and Exchange Commission and is then still effective and (B) the shares of the Company’s common stock are then listed on the Nasdaq Stock Market or the American Stock Exchange.

2. The Lock-up Agreement shall not apply to any private transfer of all or portion of the Covered Securities provided the transferee agrees to be bound by the terms hereof.

The obligations of the undersigned that are contained in this letter agreement also apply (i) to all Covered Securities that the undersigned may receive as a stock dividend or other distribution on the Covered Securities and (ii) to all other securities of the Company that the undersigned may receive in a recapitalization or similar transaction in exchange for Covered Securities acquired by the undersigned.

The undersigned consent to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Covered Securities except in compliance with the preceding provisions of this Lock-Up Agreement. The undersigned also consents to the placement of legend on any and all stock certificates that evidence the Covered Securities which are the subject of this Lock-Up Agreement.

Very truly yours,
Entlian Corporation By: /s/ Park Kwang Hyun Kwanghyun Park, President
/s/ Park Kwang Hyun Kwanghyun Park, an individual
ACCEPTED: ProElite, Inc. By: _________________________________

SCHEDULE A

THE “BUSINESS”

The Company and SMC brands, trademarks and service marks;

Past, present and future the Company and SMC programming library and video assets in all forms of media;

Past, present and future the Company and SMC fighter and talent contracts;

Past, present and future the Company and SMC third-party media contracts;

All future the Company and SMC royalties and receivables;

Present and future the Company and SMC venue contracts and agreements;

All other future and present contracts and agreements associated with the Company and SMC.

APPENDIX A
NOTICE ADDRESSES

if to the Company, to:

Entlian Corporation
2nd Fl. Hanmaru Bldg. 920-9 Daechi-dong
Kangnam-gu, Seoul
Korea
Attention: President
Facsimile: 82-2-565-0998
Email: khp@spiritmc.org

If to KP, to:

2nd Fl. Hanmaru Bldg. 920-9 Daechi-dong
Kangnam-gu, Seoul
Korea

if to CJM, to:

CJ Media Inc.
CJ Media Inc.
97-1, Chodam-dong Kangnam-gu
Seoul, 135-100
Korea
Attention: Senior VP
Facsimile: 82-2-3440-4488
Email: leeho@cj.net

if to PE, to:

ProElite, Inc.

12121 Wilshire Boulevard, Suite1001
Los Angeles, CA 90025
United States
Attention: William Kelly
Facsimile: (310) 526-8740
Email: William.Kelly@proelite.com

with a copy to:

Troy & Gould PC
1801 Century Park East
Suite 1600
Los Angeles, CA 90067-2367
United States
Attention: David L. Ficksman, Esq.
Facsimile:  (310) 789-1490
Email:  dficksman@troygould.com